Exhibit 10.21
FORM OF XYLEM
2011 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT —
FOUNDERS GRANT
THIS AGREEMENT (the “Agreement”), effective as of the 7th day of November, 2011, by and between Xylem Inc. (the “Company”) and [name] (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.	Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on November 7, 2011 (the “Grant Date”) to the Grantee of #,### Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in Shares of common stock (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock).
The Restricted Stock Units represent an unfunded, unsecured right to receive [cash payments equal to the Fair Market Value of such] Shares (and dividend equivalent payments pursuant Section 2(b) hereof) in the future if the conditions set forth in the Plan and this Agreement are satisfied.
2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:
(a)	Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)	Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends, unless and until such Shares are delivered upon vesting of the Restricted Stock Units. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests. The amount of dividend equivalents earned with respect to each such Restricted Stock Unit that vests shall be equal to the total dividends declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date [a cash payment equal to the Fair Market Value of] a Share is [paid/issued] upon vesting of the Restricted Stock Unit. Any dividend equivalents earned shall be paid in cash to the Grantee when the Shares subject to the vested Restricted Stock Units are issued. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.

(c)	Vesting of Restricted Stock Units and Payment. Subject to earlier vesting pursuant to subsections 2(d) and 2(e) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on November 7, 2014, provided the Grantee has been continuously employed by the Company or an Affiliate on a full-time basis from the Grant Date through the date the Restricted Stock Units vest. Except as provided in subsections 2(i)(i) and 2(i)(ii) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsections 2(d) or 2(e) below), the Company will deliver to the Grantee (i) [a cash amount equal to the Fair Market Value of such Shares/one Share for each vested Restricted Stock Unit], with any fractional Shares resulting from proration pursuant to subsection 2(e)(ii) to be rounded to [a cash amount equal to the Fair Market Value of] the nearest whole Share (with 0.5 to be rounded up) and (ii) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, less any Shares withheld in accordance with subsection 2(f) below. For the avoidance of doubt, continuous employment of a Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.

(d)	Effect of Acceleration Event. The Restricted Stock Units shall vest in full upon an Acceleration Event.

(e)	Effect of Termination of Employment. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), any Restricted Stock Units that are not vested at the time of such separation from service shall be immediately forfeited except as follows:
(i)	Separation from Service due to Death or Disability. If the Grantee’s separation from service is due to death or Disability (as defined below), the Restricted Stock Units shall immediately become 100% vested as of such separation from service. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(ii)	Separation from Service due to Retirement or Separation from Service by the Company for Other than Cause. If the Grantee’s separation from service is due to Retirement (as defined below) or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), a prorated portion of the Restricted Stock Units shall immediately vest as of such separation from service. For these purposes,
A.	the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of full months during which the Grantee has been continually employed since the Grant Date, together with any period during which the Grantee is entitled to receive severance in the form of salary continuation (not to exceed 36 in the aggregate), and the denominator of which is 36 (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service or the date of delivery of any Shares or dividend equivalent payments); and

B.	full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
For purposes of this Agreement, the term “Retirement” shall mean the Grantee’s separation from service if, at the time of such separation from service, the Grantee is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company or an Affiliate (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan) or if no such plan is maintained, the first day of the month which coincides with or follows the Grantee’s 65th birthday.
(f)	Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the [cash amount equal to the Fair Market Value of such] Shares and payment of dividend equivalents shall be satisfied by withholding a [cash amount equal to the Fair Market Value of a] number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld, [with any fractional Shares to be rounded up to a cash amount equal to the Fair Market Value of the nearest whole Share (with 0.5 to be rounded up)/if such withholding would result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish]. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(g)	Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)	Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(i)	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.
(i)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed [or cash payments in lieu of such Shares] (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Restricted Stock Units shall vest at the time of the Acceleration Event, but distribution [or payments in respect] of any Restricted Stock Units (or related dividend equivalents) that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer, or a Vice President, as of the 7th day of November, 2011.

Agreed to:	XYLEM INC.

Grantee

(Online acceptance constitutes agreement)

Dated:	Dated: November 7, 2011

Enclosures

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